Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
June 25, 2009	Cynthia Jamison, (864) 250-6061
cjamison@palmettobank.com

PALMETTO BANK CEO TO RETIRE &

EXECUTIVE APPOINTMENTS ANNOUNCED

L. Leon Patterson, Chairman and Chief Executive Officer, Palmetto Bancshares, Inc., announced the retirement of Paul W. (Bill) Stringer who serves as President and Chief Operating Officer for Palmetto Bancshares, Inc. and Chairman and Chief Executive Officer of The Palmetto Bank, effective June 30, 2009.

During his forty-year tenure with The Palmetto Bank, Stringer has held various management positions. Stringer served as Executive Vice President of The Palmetto Bank from 1981 until March 1986 when he was elected President. Stringer served as President for eighteen years and in January 2004 he was elected Chairman and Chief Executive Officer of The Palmetto Bank.

Prior to joining The Palmetto Bank in 1969, he served as a First Lieutenant in the United States Army and began his banking career with Leader Financial of Memphis, Tennessee.

Stringer is a graduate of Arkansas State University, has a M.B.A. degree from Clemson University, and is a graduate of the Stonier Graduate School of Banking at Rutgers University.

Not only has Stringer been instrumental in the growth of The Palmetto Bank, he has been actively involved in the state and national banking industry having served as the 1996-1997 chairman of the South Carolina Bankers Association. He is a former member of the board of directors for the South Carolina Bankers School. He served as the American Bankers Association State Chairman for South Carolina and as Chairman of the South Carolina Bankers Employee Benefit Trust. Stringer is the past vice chairman of the South Carolina Student Loan Corporation. He also served on the Executive Committee of the ABA Community Bankers Council and was appointed in 2000, by the Governor of South Carolina, to the South Carolina Board of Financial Institutions. He has served as president of his local United Way, past Lt. Governor of Kiwanis International, and as a ruling elder of the Presbyterian Church.

EXECUTIVE APPOINTMENTS

Additionally, L. Leon Patterson announced the following executive appointments that were approved by the Board of Directors effective July 1, 2009. Samuel L. (Sam) Erwin will serve as Chief Executive Officer and President of The Palmetto Bank. Lee S. Dixon will serve as Chief Operating Officer of Palmetto Bancshares, Inc. and The Palmetto Bank.

In addition to these executive appointments, L. Leon Patterson announced that, effective July 1, 2009, in addition to his role as Chairman of the Board of Director of Palmetto Bancshares, Inc., he will also serve as Chairman of The Palmetto Bank.

Samuel L. (Sam) Erwin, a Greenwood County native, was named Senior Executive Vice President for The Palmetto Bank in 2009 and has more than nineteen years of banking experience. He most recently served as Chief Executive Officer of Community Bankshares, Inc. in Orangeburg, SC.

Lee S. Dixon, a Laurens County native, was named Senior Executive Vice President for The Palmetto Bank in 2009. He served seventeen years with PricewaterhouseCoopers, LLP, and was admitted as a partner in 1999.

About The Palmetto Bank

Celebrating over 102 years of service in the Upstate, The Palmetto Bank manages $2.2 billion in assets including Commercial Banking, Trust, Brokerage and Mortgage Servicing. The Palmetto Bank’s commitment to safe and sound bank practices for 102 years has been the key factor in its ability to meet the challenges in today’s economy and banking industry. The Palmetto Bank is the fifth largest independent state-chartered commercial bank in South Carolina with 29 locations throughout the Upstate counties of Abbeville, Anderson, Cherokee, Greenville, Greenwood, Laurens, Oconee, Pickens, Spartanburg and York.

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